EXHIBIT 99.1

INSTRUCTIONS AS TO USE OF

FIRST CAPITAL BANCORP. INC.

RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by First Capital Bancorp, Inc., a Virginia corporation (the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $4.00 per share (the “Common Stock”), as described in the Company’s prospectus dated ________, 2012 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., Eastern time, on February 10, 2012 (the “Record Date”) are receiving, at no charge, nontransferable subscription rights (the “Rights”) to subscribe for and purchase Units (individually a “Unit” and collectively the “Units”) consisting of one share of common stock and a warrant to purchase one-half (1/2) of a share of common stock (a “Warrant”). In the Rights Offering, the Company is offering an aggregate of 8,913,513 Units.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern time, on the Record Date. The Rights will expire if not exercised prior to 5:00 p.m., Eastern time, on ________, 2012, unless extended (as it may be extended, the “Expiration Time”). Each Right allows the holder thereof to subscribe for up to three Units (the “Basic Subscription Right”) at the cash price of $2.00 per Unit (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of the Record Date, it would receive 100 Rights and would have the right to purchase 300 Units for the Subscription Price.

If a holder purchases all of the Units available to it pursuant to its Basic Subscription Right, the holder may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any Units that are not purchased by our shareholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Units”), subject to the right of first refusal in favor of the standby purchaser and certain other limitations. If, however, over-subscription requests exceed the number of Units available, we will allocate the available Units among the shareholders exercising the Over-Subscription Privilege by multiplying the number of Units requested by each subscriber through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of Units available to be purchased through Over-Subscription Privileges divided by (y) the total number of Units requested by all subscribers through the exercise of their Over-Subscription Privileges.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Units prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of Units purchased pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock desired by the Recordholder, assuming that no shareholders other than such Recordholder purchased any Units pursuant to their Basic Subscription Right.

Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Right and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Company will not be required to issue shares of our Common Stock to you if Registrar and Transfer Company, as Subscription Agent, docs not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. The Company may extend the Expiration Time for any reason by giving oral or written notice to the Subscription Agent on or before the Expiration Time. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights, including any Units you wish to purchase pursuant to the Over-Subscription Privilege, by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION

PRICE FOR ANY ADDITIONAL UNITS SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE or ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A RECORDHOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription—Exercise of Rights

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Unit subscribed for pursuant to the Basic Subscription Right plus the full Subscription Price for any Unsubscribed Units you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Units being subscribed for (a) by personal check drawn upon a U.S. bank payable to the Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at ABA No. 031-201-360 further credit to Account No. 276-053-5977 at TD Bank, with an account name of Registrar and Transfer Company as rights agent for the Company (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any personal check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail, Hand or Overnight Courier:

Registrar and Transfer Company

10 Commerce Drive Cranford, NJ 07016

Attn: Reorg/Exchange Department

Telephone Number for Confirmation:

(800) 368-5948 (toll free)

Telephone Number for Information:

(800) 368-5948 (toll free)

Email Address for Information: info@rtco.com

Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf. If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of Units, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of Units issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Units are available following the exercise of subscription rights under the Basic Subscription Rights, subject to the right of first refusal in favor of the standby purchaser.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Units available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Units available to it, as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Units available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Units for which it actually paid in connection with the Over-Subscription Privilege.

2.	Issuance of Common Stock and Warrants

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Rights Certificate.

(a) Basic Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will issue shares of Common Stock issuable with respect to Units purchased pursuant to the Basic Subscription Right. All of such shares will be issued in book entry (“DRS”) from. The Subscription Agent will issue DRS confirmations to each Recordholder confirming the number of shares of Common Stock acquired.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will issue to each Recordholder that validly exercises the Over-Subscription Privilege the number of shares of Common Stock, if any, allocated to such Recordholder pursuant to Units purchased pursuant to the Over-Subscription Privilege. All of such shares will be issued in book entry form. The Subscription Agent will issue DRS confirmations to each Recordholder confirming the number of shares of Common Stock acquired.

(c) Warrants. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Recordholder that validly exercises the Basic Subscription Right and, if applicable, the Over-Subscription Privilege, a warrant certificate representing the warrants acquired or, if the warrants arc DTC eligible, and can be issued in book-entry form, confirmation of the number of warrants acquired by each Recordholder.

(d) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price the Subscription Agent will be mailed to each Recordholder, without interest or penalty.

3.	Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Right to anyone.

4.	Execution

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5.	Method of Delivery

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Recordholder. However, if you elect to exercise your Rights, the Company urges you to consider a wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send a personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearing house may require five or more business days. Accordingly, Recordholders that wish to pay the Subscription Price by means of a personal check arc urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Right through the Depository Trust Company

In the case of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege.